EXHIBIT 10.1

LOAN AGREEMENT WITH PRESLEY AND STACEY REED AND
RAYMOND AND JOAN BONANNO DATED DECEMBER 5, 2011

EXECUTION VERSION

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) is entered into as of December 5, 2011 (the “Effective Date”) by and between Spicy Pickle Franchising, Inc., a Colorado corporation (the “Borrower”), Presley Reed and Patricia Stacey Reed (collectively, the “Reeds”), and Raymond BonAnno and Joan BonAnno (collectively, the “BonAnnos”, and together with the Reeds, the “Lenders”).  Each of the Borrower, the Reeds, and the BonAnnos are sometimes individually referred to herein as a “Party” and sometimes collectively as the “Parties.”

RECITALS

WHEREAS, the Reeds hold (i) a Convertible Promissory Note, dated September 30, 2009, as amended on May 10, 2010, issued by the Borrower; (ii) a Convertible Promissory Note, dated May 10, 2010, issued by the Borrower; (iii) a Convertible Promissory Note, dated April 15, 2011, issued by the Borrower (collectively, the “Reed Debt”); all of which remain outstanding obligations of the Borrower;

WHEREAS, the Reeds made an undocumented loan to the Borrower on October 27, 2011 in the amount of $100,000, which is intended to be deemed as part of the Initial Funding by the Reeds under this Agreement as though the amount were funded with the Initial Funding in all respects;

WHEREAS, the BonAnnos hold (i) a Convertible Promissory Note, dated September 30, 2009, as amended on May 10, 2010, issued by the Borrower; and (ii) a Convertible Promissory Note, dated April 15, 2011, issued by the Borrower (collectively, the “BonAnno Debt”); all of which remain outstanding obligations of the Borrower;

WHEREAS, the Borrower has requested Lenders to make senior secured term loans to the Borrower in an aggregate amount not to exceed $1,450,000, including initial term loans on the date hereof in an aggregate amount equal to $500,000 (the “Initial Funding”), with subsequent term loans in an aggregate amount equal to $500,000 due on February 1, 2012 (the “February Funding”), and $450,000 due on May 2, 2011 (the “May Funding”);

WHEREAS, as a further inducement to the Lenders to make the foregoing loans, the Borrower and the Lenders have entered into a Revenue Participation Agreement, dated of even date herewith (the “Revenue Participation Agreement”), pursuant to which the Borrower shall pay the Lenders a percentage of the revenue generated by the Borrower during the term of the loans; and

WHEREAS, Lenders are willing to make the foregoing loans to the Borrower subject to the terms and conditions in this Agreement;

NOW, THEREFORE, the Borrower and the Lenders in consideration of the terms, covenants, provisions, and conditions hereinafter set forth have agreed as follows:

Section 1.  Senior Secured Loan.

    1.1  Principal Amount.  The Lenders agree on the terms and conditions set forth in this Agreement to make loans to the Borrower from time to time in the amounts and on the dates set forth on Exhibit A hereto, provided that in no event shall the aggregate principal amount of the amounts funded in respect of such loans at any time exceed $1,450,000 (the “Term Loans”).  Each Lender’s obligation to fund their portion of the February Funding and the May Funding is expressly conditioned upon the prior receipt of an Officer’s Certificate (as defined in Section 1.5 below) and the non-existence of a continuing Event of Default (as defined in the Notes) on the date thereof.

    1.2  Disclosure Letter. The Company and the Lenders agree that certain terms of this Agreement, where expressly qualified, are qualified by the disclosure made in that certain Disclosure Letter, dated of even date herewith (the “Disclosure Letter”), and incorporated by reference herein.

    1.3  Senior Secured Promissory Notes.  The Term Loans will be evidenced by and repaid pursuant to the Senior Secured Promissory Notes issued in favor of the Lenders issued by the Borrower in the form attached to this Agreement as Exhibit B (collectively, the “Notes”).  Payment of the Notes is secured by a Security Agreement, dated of even date herewith (the “Security Agreement”), by and between the Borrower and the Lenders, covering certain collateral as more particularly described therein (the “Collateral”).  This Agreement, the Disclosure Letter, the Notes, the Security Agreement, the Revenue Participation Agreement, and any ancillary documents executed in connection with any of the foregoing are collectively referred to as the “Loan Documents.”

    1.4  Delivery.  Upon the execution of this Agreement, (i) the Borrower shall deliver to the Lenders executed copies of the Loan Documents, all executed by a duly authorized representative of the Borrower, and (ii) the Lenders shall deliver to the Borrower executed copies of the Loan Documents, all executed by duly authorized representatives of the Lenders.

    1.5  Representations and Warranties.  On the date of and prior to the funding of each any portion of the Term Loans following the Effective Date, the Borrower shall deliver to the Lenders a certificate signed by an authorized representative of Borrower affirming that, as of the date thereof: (i) each of the representations and warranties (other than representations and warranties that expressly speak only as of a specified date) made by the Borrower in the Loan Documents is true and correct; (ii) no Event of Default (as defined in the Notes) has occurred and is continuing or would result from the delivery of the loan funds to the Borrower; and (iii) no Material Adverse Effect (as defined in Section 2.3 below) shall have occurred since the Effective Date (each, an “Officer’s Certificate”).

1.6  Obligations of the Lenders.  The obligations of the Lenders hereunder to make the Term Loans or fund the Notes are several and not joint.  The failure of any Lender to make any Term Loan or fund any Note on the date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make its Term Loan or fund its Note.

Section 2.  Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants to the Lenders that the following representations and warranties are true and correct:

2.1  Organization and Good Standing.  The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado.  The Borrower has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as presently proposed to be conducted.

2.2  Authorization; Enforceability.  All actions on the part of the Borrower, its officers, and its directors necessary for the authorization of the Loan Documents, and the performance of all obligations of the Borrower under the Loan Documents, have been taken.  The Loan Documents, when executed and delivered, will be the valid and binding obligations of the Borrower enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies.

2.3  Liabilities.  Except as set forth in the Disclosure Letter, as of the date hereof, the Borrower has no material liabilities except: (i) liabilities disclosed in the Borrower’s financial statements (prepared in accordance with generally accepted accounting principles and reviewed by an independent public accounting firm) for the period ending September 30, 2011, as attached to the Disclosure Letter, and (ii) current liabilities incurred in the ordinary course of business subsequent to September 30, 2011 that would not, either in any individual case or in the aggregate, be materially adverse to the business, condition (financial or otherwise), prospects or operations of the Borrower, taken as a whole (each, a “Material Adverse Effect”).  The Lenders acknowledge that Borrower has provided and that the Lenders have reviewed in full Borrower’s October 2011 financial statements, as attached to the Disclosure Letter.

2.4  Intellectual Property.  To the knowledge of the Borrower, the Borrower owns or possesses sufficient legal rights to all of the relevant patents, patents pending, trademarks, service marks, trade names, service names, copyrights, inventions, intellectual property rights, trade secrets, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without to the Borrower’s knowledge any infringement of the rights of others, except for such matters which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

2.5  Litigation.  Except as set forth in the Disclosure Letter, as of the date of this Agreement, there is no action, suit, proceeding, or investigation pending or, to the Borrower’s knowledge, currently threatened against the Borrower or its subsidiaries.  There is no action, suit, or proceeding by the Borrower currently pending.

2.6  No Conflicts.  The execution, delivery and performance of this Agreement, the Notes, and the other Loan Documents by the Borrower and the consummation by the Borrower of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the Borrowers articles of incorporation or bylaws; (ii) conflict with, or constitute a default or event of default under, or give to others any rights of termination or cancellation of, or trigger any rights to payment under, any material agreement or debt instrument to which the Borrower is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Borrower other than any of the foregoing under (ii) or (iii) above which would not be reasonably expected to have a Material Adverse Effect.

2.7  Title to Properties and Assets.  The Borrower owns or possesses sufficient legal rights to its owned and leased assets, and to its leasehold estates, in each case subject to no mortgage, pledge, lien, or encumbrance, other than those created in connection with the Loan Documents, the Reed Debt, the BonAnno Debt, those set forth in the Disclosure Letter, and Permitted Liens.  “Permitted Liens” means: (a) any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance (collectively, “Liens”) imposed by law for taxes, assessments or charges not yet due; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days; (c) pledges and deposits and other Liens made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; (d) Liens (including deposits) to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature, in each case in the ordinary course of business and in connection with the construction or renovation of Spicy Pickle restaurants; and (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not material in amount and which do not materially detract from the value of the affected property or interfere materially with the ordinary conduct of business of the Borrower.

2.8  Compliance with Law; Permits.  The Borrower is in compliance in all material respects with all applicable statutes and regulations of the United States and of all states, municipalities and applicable agencies and foreign jurisdictions or bodies in respect of the conduct of its business and operations, and the prior failure, if any, by the Borrower or its subsidiaries to have fully complied with any such statute or regulation would not be reasonably expected to result in a Material Adverse Effect.  To the knowledge of the Borrower, the Borrower has all material permits, licenses, and similar authority necessary for the conduct of its business as now being conducted.

2.9  Environmental, Occupational Health and Safety Matters.  Except for such matters as would not be reasonably expected to have Material Adverse Effect, the Borrower is in compliance with all applicable statutes, laws, or regulations relating to the environment or occupational health and safety and the Borrower has not received any notice, report or other information regarding any actual or alleged violation of any such statutes, laws, or regulations, or any liability or potential liability or damages, including any investigatory, remedial or corrective obligations, relating to the business of the Borrower.

2.10  No Finder’s Fees.  The Borrower has not and will not pay any finder’s or similar fees in connection with the Term Loans or any other matter contemplated by the Loan Documents for which any other Party will have any Liability.

2.11  Tax Matters.  Except as set forth in the Disclosure Letter, the Borrower has filed all material tax returns (federal, state and local) required to be filed, including all income, franchise, employment, property and sales tax returns, and has paid all of its liabilities for taxes, assessments, governmental charges, and other levies that are due and payable other than those being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves have been established.  The Borrower has no knowledge of any pending assessments or adjustments of its federal and state income tax payable with respect to any year.

Section 3.  Covenants of the Borrower.

3.1  Financial Information and Reporting.  The Borrower covenants with the Lenders that from and after the Effective Date and for as long as the Notes remain outstanding:

(a)  Financial Statements.  The Borrower shall provide to the Lenders monthly and quarterly unaudited operating and financial reports, in a form reasonably acceptable to the Lenders (it being understood that Borrower’s current reporting format is reasonably acceptable to Lenders), within twenty (20) days following the end of each month, for monthly reporting, and forty-five (45) days following the end of each quarter, for quarterly reporting.  The Borrower shall also provide to the Lenders, as soon as reasonably practicable after the end of each fiscal year, an audited consolidated balance sheet of the Borrower, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Borrower, for such year, all prepared in accordance with generally accepted accounting principles and accompanied by a report and opinion thereon by an independent public accounting firm.

(b)  Net Loss Projections.  The Borrower’s quarterly net losses, calculated consistently with the Borrower’s regularly prepared financial statements and in accordance with generally accepted accounting principles consistently applied, shall at no time be more than twelve percent (12%) greater than the net loss projections set forth in the Disclosure Letter.

(c)  Inspection Rights.  The Lenders shall have the right to visit the Borrower, and to discuss the affairs, finances and accounts of the Borrower with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested.

3.2  Board of Directors.  The Borrower covenants with the Lenders that from the Effective Date and for as long as the Notes remain outstanding:

(a)  Number of Directors. The Board shall be comprised of seven (7) directors.

(b)  Lenders’ Nominees.  Until the Borrower’s first annual shareholders’ meeting following the Effective Date, the Lenders shall be entitled to appoint three (3) of the seven (7) members of the Board and shall have the authority to remove such appointed Board members with or without cause and to fill any vacancy caused by removal or by the death or resignation of such appointed Board members.  For each annual shareholders’ meeting held following the Effective Date, the Lenders shall be entitled to nominate (3) three of the seven (7) individuals to serve as members on Board, which nominees the Borrower agrees to formally nominate and to recommend to its shareholders for election to the board of directors at the Borrower’s annual shareholders’ meeting.  The initial Lender director nominees are Presley Reed, Patricia Stacey Reed and Raymond BonAnno.  Upon the occurrence and continuation of an Event of Default (as defined in the Notes), the Lenders shall be entitled to nominate a majority of the Board seats, whether by resignation of an existing director or expansion of the Board and appointment of additional nominees (notwithstanding Section 3.2(a) above).

3.3  Lenders’ Approval Rights.  The Borrower covenants with the Lenders that, from the Effective Date and for as long as the Notes remain outstanding, the Borrower shall not take any of the following actions without the unanimous, prior written consent of the Lenders, which consent shall not be unreasonably withheld or delayed:

(a)  Payments or Expenditures.  Make any (i) prepayments of and/or redeem any Borrower indebtedness (other than the Notes or other indebtedness set forth in the Disclosure Schedule), (ii) payments in excess of $25,000, other than payments in the ordinary course of business in connection with the Borrower’s payroll, insurance, marketing, auditors, Canadian sales taxes, and payments under the Notes, the Reed Debt, and the BonAnno Debt, (iii) payments to Borrower’s vendors not in the ordinary course of business (except Borrower may pay any amounts past due on the date hereof), or (iv) payments pursuant to any less-than-arms-length agreement.

(b)  Business.  Materially change the nature of the Borrower’s business.

(c)  Additional Indebtedness.  Except for indebtedness giving rise to Permitted Liens only, Borrow or incur any debt or otherwise enter into any credit facility that gives rise to any indebtedness of the Borrower.

(d)  Cash Usage.  Exceed “Cash Usage” of $375,000 during any fiscal quarter. For the purposes of this Agreement, “Cash Usage” shall mean cash used in operations, calculated in accordance with generally accepted accounting principles, but not including the payment of certain accounts payable as of the Effective Date, as set forth in the Disclosure Letter, or any revenue participation payments made to the Lenders pursuant to the Revenue Participation Agreement.

(e)  Collateral.  Sell, replace, transfer, dispose of, or move the Collateral (a “Transaction”) other than in the ordinary course of business.  For purposes of this Section 3.3(e) only, any Transaction or series of Transactions involving Collateral valued at $25,000 or greater shall be deemed to be not in the ordinary course of business.  Notwithstanding the forgoing, the Borrower may, in its sole and absolute discretion, with Board approval, relocate or close any Spicy Pickle branded restaurant without obtaining consent from the Lenders.

(f)  Transactions with Affiliates.  Enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any “Affiliate” of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with an unaffiliated person.  For the purposes of this Agreement, “Affiliate” shall mean any director, officer, employee, or ten percent

(10%) or greater shareholder of the Borrower.

(g)  Employment and Other Agreements.  Enter into or amend any currently existing employment agreement, change of control agreement, severance agreement, or any other agreement having a similar intent or effect as any of the foregoing.

(h)  Significant Transactions.  Enter into or consummate the following significant corporate transactions: (i) any liquidation, dissolution, sale, merger, consolidation, recapitalization, or sale of substantially all of the assets of the Borrower, or (ii) sell, assign or otherwise transfer any material assets of the Borrower.

(i)  Key-Man Life Insurance.  Terminate, amend, or alter in any way, or fail to timely make premium payments for, the key-man life insurance policy for Mark Laramie, the Borrower’s Chief Executive Officer, in effect on the Effective Date.

3.4  Vendor Relations. The Borrower covenants with the Lenders that from and after the Effective Date and for as long as the Notes remain outstanding, the Borrower shall maintain reasonably acceptable terms with key vendors.

Section 4.  Representations and Warranties of the Lenders.  Each Lender, separately and not on behalf of the other Lender, hereby represents and warrants to the Borrower that the following representations and warranties are true and correct:

4.1  Enforceability.  This Agreement, when executed and delivered, will be the valid and binding obligations of the Lenders enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies.

4.2  No Finder’s Fees.  Each Lender has not and will not pay any finder’s or similar fees in connection with the Term Loans or any other matter contemplated by the Loan Documents for which any other Party will have any Liability.

Section 5.  Confidentiality.  From and after the Effective Date and for as long as the Notes remain outstanding, each Lender agrees to maintain the confidentiality of all non-public information received from Borrower in connection with the Loan Documents, unless such information (i) was already in such Lender’s possession prior to the time of the disclosure by the Company, (ii) was or becomes available to the public from a source other than such Lender, (iii) is required to be disclosed by law, (iv) becomes available to such Lender on a non-confidential basis from a source other than the Company, provided that to such Lender’s knowledge such other source is not in violation of any other obligation of confidentiality or nonuse, or (v) was developed independently by such Lender without reliance on any confidential information.  Moreover, each Lender acknowledges that the federal securities laws of the United States, applicable local laws, and Borrower’s policies and procedures prohibit any person or entity from (i) trading any securities (including stocks, bonds, options or any other securities) when such person or entity has material, nonpublic information about those securities, or (ii) disclosing such information to any other person or entity that may sell or purchase such securities.  Each Lender hereby agrees to comply with the foregoing.

Section 6.  Indemnification.  To the fullest extent permitted by law, the Borrower shall defend, indemnify, and hold harmless the Lenders and their Affiliates, advisors, representatives, and agents from and against any and all claims, costs, liabilities, losses, expenses, and damages (including, but not limited to, all fees and charges of attorneys and other professionals and all court or arbitration or other dispute resolution costs) to the extent that the same are caused, in whole or in part, by the acts or omissions of the Lenders and their Affiliates, advisors, representatives, and agents in connection with the consummation of the transactions contemplated by the Loan Documents, unless such acts or omissions constitute fraud, gross negligence, or willful misconduct.  The Borrower agrees to indemnify the Lenders, and the Lenders agree to indemnify, on a pro rata basis, the Borrower, for any finder’s or similar fees payable in connection with the Term Loans for which a Party is made responsible contrary to the representation and warranty made by another Party in this Agreement.

Section 7.  Miscellaneous.

7.1  Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7.2  Survival.  The representations, warranties, covenants, and agreements made in this Agreement, including its schedules and exhibits, shall survive the closing of the transactions contemplated hereby.

7.3  Successors and Assigns.  Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned in whole or in part by the Borrower without the prior express written consent of the Lenders (or their assigns) in their sole discretion.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the Borrower and the Lenders.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Borrower, the Lenders, or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

7.4  Entire Agreement.  This Agreement, including the schedules and exhibits, and the other Loan Documents and instruments referenced herein and therein contain the entire understanding of the Parties with respect to the matters covered herein and therein and constitute the entire agreement of the Parties with respect to the transactions contemplated hereby and supersede all other prior agreements or understandings among the Parties hereto with respect to the subject matter hereof.

7.5  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction where such provision would otherwise be applied shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.6  Amendment and Waiver.  This Agreement may be amended only upon the written consent of the Borrower and the Lenders.  The obligations of the Borrower and the rights of the Lenders under this Agreement may be waived only upon the prior, express written consent of the Lenders in their sole discretion.

7.7  Notices.  Any and all notices, requests, consents, or other communications permitted or required to be given under this Agreement shall be in writing and shall be deemed received (i) if given by facsimile transmission, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission; (ii) if given by certified mail, return receipt requested, postage prepaid, three (3) business days after being deposited in the United States mail; and (iii) if given by Federal Express or other comparable overnight carrier service for delivery on a business day of the recipient on the business day scheduled for delivery.  The mailing address and facsimile number of each of the Parties is as follows, which address and number may be changed by notice given in the manner provided in this Section 7.7:

If to the Borrower:

Spicy Pickle Franchising, Inc.
90 Madison Street, Suite 700
Denver, CO 80206
Facsimile:          (303) 297-1903
Attention:           Mark Laramie

With a copy to:
Moye White LLP
1400 16th Street, 6th Floor
Denver, CO 80202
Facsimile:          (303) 292-4510
Attention: John E. Moye

If to the Lenders:

Presley and Stacey Reed
375 Bellevue Drive
Boulder, CO 80302

And:

Raymond and Joan BonAnno
18 Polo Club Drive
Denver, Colorado 80209-3310
Facsimile:          (303) 699-4528

With a copy to:

Davis, Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Facsimile Number: (303) 893-1379
Attention: Ronald R. Levine, II

7.8  Further Assurances.  Each Party shall from time to time perform all acts and execute all documents reasonably requested by the other Party and shall give such further assurances as shall be necessary or desirable to carry out the purposes of this Agreement.

7.9  Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.10  Counterparts; Faxed Signatures.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties hereto may execute this Agreement by signing any such counterpart.  The Borrower and the Lenders acknowledge and agree that their faxed signatures shall be as legally binding as their signatures upon originals.

7.11  Fees and Expenses.  Each Party shall be responsible for its own legal, accounting and transaction costs.  Notwithstanding the foregoing, the Borrower shall reimburse the Lenders for reasonable fees incurred by Lenders’ legal counsel in connection with the preparation, negotiation, execution, and enforcement of the Loan Documents.

7.12  Waiver.  To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.  No Lender shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Borrower and the Lenders have duly executed this Loan Agreement as of the Effective Date.

SPICY PICKLE FRANCHISING, INC.

/s/
By: Mark Laramie
Its: Chief Executive Officer

THE REEDS

/s/
Presley Reed

/s/
Patricia Stacey Reed

THE BONANNOS

/s/
Raymond BonAnno

/s/
Joan BonAnno

EXHIBIT A TO LOAN AGREEMENT

LOAN FUNDING SCHEDULE

Funding Date	Amount Funded by the Reeds	Amount Funded by the BonAnnos
Within Seven (7) Days of the Effective Date	$400,000	$100,000
February 1, 2012	$400,000	$100,000
May 2, 2012	$360,000	$90,000

A-1

EXHIBIT B TO LOAN AGREEMENT

FORM OF SENIOR SECURED PROMISSORY NOTE

SENIOR SECURED PROMISSORY NOTE

$[•]	December 5, 2011
Denver, Colorado

FOR VALUE RECEIVED, Spicy Pickle Franchising, Inc., a Colorado corporation (the “Borrower”), promises to pay to the order of [•] (the “Holder”), the principal sum of [•] Dollars (US$[•]), or, if less, the aggregate unpaid principal amount loaned and outstanding on the Maturity Date, as defined below (the “Note”).  The Borrower further agrees to pay interest on the outstanding unpaid principal amount at the rate of 18.0% per annum, calculated on the basis of a 360-day year, payable or compounding monthly (with unpaid interest added to the outstanding principal) at the Borrower’s election.  Interest shall commence with the date hereof and shall continue on the outstanding unpaid principal until paid in full.  Any amounts that are not paid when due and owing shall bear interest at the per annum rate of 25% until such time as all delinquent payments are paid current.  This Note is issued in connection with that certain Loan Agreement, dated of even date herewith, between the Borrower, the Holder, and [•] (the “Loan Agreement”).

1.  Payment of Principal and Interest.  The entire unpaid balance of principal and all unpaid accrued interest shall become fully due and payable on December 31, 2013 or such earlier date as the maturity hereof shall be accelerated in accordance with the terms of Section 2 below (the “Maturity Date”).  The principal and unpaid accrued interest under this Note may be prepaid, without penalty, in whole or in part, in cash, at any time and from time to time following the one (1) year anniversary of this Note in the sole discretion of the Borrower by five (5) days prior written notice to the Holder, which notice period may be waived by the Holder in its sole discretion.

2.  Events of Default; Acceleration.

(a)  An “Event of Default” under this Note shall occur automatically and without further action upon the occurrence of any of the following events:  (i) failure to make any payment of any amount owed to the Holder pursuant to this Note or the Revenue Participation Agreement when the same shall be due and payable; (ii) insolvency of, appointment of a receiver for any part of the property of, or assignment for the benefit of creditors by, the Borrower; (iii) the commencement of any voluntary or involuntary proceedings by or against the Borrower under any bankruptcy or insolvency laws; (iv) the Borrower defaults in the performance of or compliance with any covenant, term or agreement contained in this Note; or (v) the Borrower breaches any representation or warranty, when made, or (vi) the Borrower defaults in the performance of or compliance with any covenant, term or agreement contained in the Loan Agreement.

(b)  If any Event of Default shall occur and be continuing, the Holder may, at any time, at its option by written notice to the Borrower, declare this Note to be immediately due and payable.  The Borrower shall reimburse the Holder for all court costs and the reasonable out-of-pocket fees and expenses of the Holder and its legal counsel paid by the Holder in connection with the Holder’s collection of any amounts due and payable to the Holder hereunder.  Notwithstanding the foregoing, in the case of an Event of Default pursuant to Section 2(a)(vi) hereof, Lender shall notify Borrower of the occurrence of the Event of Default and Borrower shall then have five (5) days in which to cure such default if such default is capable of being cured within such five (5) day period.  If such Event of Default is continuing after such five (5) day period, then Lender shall have all rights and remedies granted hereunder with respect to such default.

(c)  Upon this Note becoming due and payable under this Section 2, this Note will forthwith mature and the entire unpaid principal amount of this Note, plus all accrued and unpaid interest thereon, shall all be immediately due and payable.

3.  Priority of This Note.  This Note shall rank pari passu in right of payment with the Reed Debt, the BonAnno Debt, and any other senior secured promissory note issued under the Loan Agreement.

4.  Security.  Payment of this Note is secured by a Security Agreement, dated of even date herewith (the “Security Agreement”), by and between the Borrower, the Holder, and [•], covering certain collateral as more particularly described therein.

5.  Governing Law; Waiver of Jury Trial.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

6.  Agreement, Amendment and Waiver.  This Note and the agreements, documents and instruments referenced herein and therein contain the entire understanding of the Parties with respect to the matters covered herein and therein and constitute the entire agreement of the Parties with respect to the transactions contemplated hereby and supersede all other prior agreements or understandings among the Parties hereto with respect to the subject matter hereof.  This Note may be amended only upon the written consent of the Borrower, the Holder, and [•].  The obligations of the Borrower and the rights of the Holder under this Note may be waived only upon the prior express written consent of Holder in its sole discretion.

7.  Severability.  Any provision of this Note which is prohibited or unenforceable in any jurisdiction where such provision would otherwise be applied shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.

8.  Successors and Assigns.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned in whole or in part by either the Borrower or the Holder without the prior express written consent of the other (or its permitted assigns) in its sole discretion.  Except as otherwise provided herein, the terms and conditions of this Note shall inure to the benefit of, and be binding upon, the respective successors and assigns of the Borrower and the Holder.  Nothing in this Note, express or implied, is intended to confer upon any Party other than the Borrower, the Holder or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Note.

9.  Waiver.  The Borrower waives delivery, acceptance, performance, presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and any defense by reason of extension of time for payment or other indulgences.  The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived by the Borrower to the fullest extent permitted by law.  The acceptance of any partial payment or other payment which does not fully pay all amounts then due hereunder and fully cure all defaults hereunder shall not constitute a waiver of the right to payment of the balance of such payment or other amount then or thereafter due, of any default hereunder, of the right to declare a default hereunder or cause the entire unpaid balance hereof to become immediately due and payable in full, or of any other right or remedy.

10.  Computation of Time.  If any event or performance under this Note is scheduled or required to occur on a date which is on a Saturday, Sunday, or legal state or federal holiday in Denver, Colorado, the event or performance shall be required to occur on the next day which is not a Saturday, Sunday or legal state or federal holiday in Denver, Colorado.

[Signatures on Following Page]

In Witness Whereof, the Borrower has executed this Senior Secured Promissory Note as of the date first above written.

SPICY PICKLE FRANCHISING, INC.

                                                                                          __________________________________________
By:  Mark Laramie
Its:  Chief Executive Officer

Accepted and Agreed as of the date first written above:

[•]

__________________________________________
[•]

__________________________________________
[•]